Exhibit 3.9

CERTIFICATE OF FORMATION

OF

DAVOX INTERNATIONAL HOLDINGS LLC

This Certificate of Formation is being executed as of August 23, 2007, for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq.

The undersigned, being duly authorized to execute and file this Certificate of Formation, does hereby certify as follows:

1. Name. The name of the limited liability company is Davox International Holdings LLC.

2. Registered Office and Registered Agent. The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Delaware, 19808. The name of its registered agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the date first above written.

DAVOX INTERNATIONAL HOLDINGS, INCORPORATED

By:	/s/ Jonathan M. Moulton
Jonathan M. Moulton
Secretary and Treasurer